Exhibit 8

List Of Principal Subsidiaries

OF

Gruma, S.A. de C.V.

Subsidiary	Jurisdiction of Incorporation

Grupo Industrial Maseca, S.A. de C.V	México
(“GIMSA”)

Molinera de México, S.A. de C.V.	México
(“Molinera de México”)

Productos y Distribuidora Azteca, S.A. de C.V.	México
(“PRODISA”)

Gruma Corporation	Nevada, United States

Azteca Milling L.P.(1)	Texas, United States

Gruma Centro América, S.A.	Costa Rica

Molinos Nacionales, C.A	Venezuela
(“MONACA”)

Derivados de Maíz Seleccionado, C.A	Venezuela
(“DEMASECA”)

Investigación de Tecnología Avanzada, S.A. de C.V.	México
(“INTASA”)

(1)	Percentage of equity capital owned by us directly or indirectly through subsidiaries.